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Company Contact:	Investor Relations Contact:
China Sky One Medical, Inc.	CCG Investor Relations
Mr. Stanley Hao, CFO	Ms. Lei Huang, Account Manager
Tel: +86-0451- 87032617	Tel: +1-646-833-3417
Email: stanleyhao@cski.com.cn	Email: lei.huang@ccgir.com
Website: www.ccgirasia.com

Ms. Mabel Zhang, Vice President
Tel: +1-310-954-1353
Email: mabel.zhang@ccgir.com

China Sky One Medical Announces Preliminary First Quarter 2010 Results; Reschedules Earnings Conference Call

Harbin, China, May 10, 2010 -- China Sky One Medical, Inc. (“China Sky One Medical” or “the Company”) (NASDAQ: CSKI), a leading fully integrated pharmaceutical company producing over-the-counter drugs in the People’s Republic of China, today reported unaudited preliminary revenues of $28.9 million and operating income of $10.1 million for the first quarter ended March 31, 2010.

The Company also announced it will file a Notification of Late Filing under Rule 12b-25 of the Securities Exchange Act of 1934 with the SEC for an extension of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. The Company will also file an amendment to its 2009 Annual Report on Form 10-K to reflect the application of accounting standards related to the valuation of 750,000 warrants issued in 2008 (the “Warrants”).

China Sky One Medical intends to file the 10-Q for the quarter ended March 31, 2010 by Monday, May 17th, within the five day extension period, and the amended 10-K at about the same time. As a result of the delayed filing, the Company will reschedule its first quarter 2010 earnings conference call from Tuesday, May 11th to Tuesday, May 18th. Details of the rescheduled conference call will be provided shortly.

“Based on consultation with our independent auditor, discussion with our Audit Committee and feedback from the SEC, the Company believes that application of the new accounting standard in question is required,” said Mr. Yan-Qing Liu, Chairman and CEO of China Sky One Medical. “I want to emphasize that the pending 2009 restatement is solely related to the non-cash, non-operating charge related to change in the valuation of the Warrants and will have no impact on our previously reported income from operations or cash flow.”

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Preliminary First Quarter 2010 Results

Based on unaudited preliminary information, the Company expects first quarter results to be as follows:

•	Revenue growth of approximately 17% to approximately $28.9 million,
•	Income from operations rose 11% to approximately $10.1 million, and
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Comprehensive income of between $12.1 million and $13.1 million, including a preliminary, estimated non-cash gain of $4.5 million to $5.5 million on change in the fair value of the Warrants, as compared to $7.4 million for the three month period ended March 31, 2009.

Change in Accounting Standard

On January 1, 2009, Accounting Standards Codification (ASC) 815-40, “Derivatives and Hedging – Contracts in Entity’s Own Equity”, formerly Emerging Issues Task Force Issue No. 07-05, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock”, became effective. ASC 815-40 provided new guidance for determining whether equity linked financial instruments are indexed to a Company’s own stock and, as a result, whether those contracts should be marked-to-market each period. The Company recently completed an assessment and believes its Warrants issued under the January 31, 2008 private placement memorandum are within the scope of ASC 815-40 due to a Warrant provision (containing a reset feature) requiring a weighted average adjustment to the exercise price if the Company issues certain types of securities at a price below the Warrant exercise price. As a result, the Company is reclassifying its Warrants as a derivative liability, instead of as equity instruments, and is recognizing the quarterly change in the fair value in the consolidated statement of operations and comprehensive income.  The Company has retained an independent third party to calculate the fair value of the Warrants at the date of adoption of ASC 815-40 in January 2009 and for each quarter since then through March 31, 2010.

Marking-to-market the quarterly change in the fair market value of the Warrants will result in a non-cash, non-operating expense or gain to the Company’s GAAP net income results going forward.  The change in the fair value of the Warrants, a below the operating line item, is the sole issue delaying the filing of the Company’s Form 10-Q for the three months ended March 31, 2010 and the amendment of the Form 10-K for the 12 months ended December 31, 2009. Based on the Company’s assessment of materiality, the Company believes that its previously filed Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 will not require restatement.

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The Company’s reported 2009 income from operations of $46.3 million and cash flow from operations of $33.4 million will not be affected by the restatement. The Company expects to restate 2009 GAAP net income to include a non-cash charge of estimated $4.5 to $5.5 million to reflect a change in the fair value of the Warrants, partly offset by approximately $1.3 million of previously recorded liability in connection with a registration rights obligation related to the Warrants.

“We are working expeditiously with our auditor and counsel to complete the analysis and file the 10-Q and amended 10-K as soon as practical. We appreciate your continued support of the Company and apologize for the inconvenience of delaying our first quarter 2010 results. We look forward to sharing our operational updates and R&D pipeline progress on the earnings call,” concluded Mr. Liu.

About China Sky One Medical, Inc.

China Sky One Medical, Inc., a Nevada corporation, is a holding company. The Company engages in the manufacturing, marketing and distribution of pharmaceutical, medicinal and diagnostic products. Through its wholly-owned subsidiaries, Harbin Tian Di Ren Medical Science and Technology Company ("TDR"), Harbin First Bio-Engineering Company Limited ("First"), Heilongjiang Tianlong Pharmaceutical, Inc. ("Tianlong") and Peng Lai Jin Chuang Pharmaceutical Company ("Jin Chuang") the Company manufactures and distributes over-the-counter pharmaceutical products, which make up its major revenue source. For more information, visit http://www.cski.com.cn.

Safe Harbor Statement

Certain of the statements made in the press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward- looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include the production timeline and its effect on the Company’s operational results. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the timely completion of the financial reporting and restatement, the accuracy of the unaudited preliminary first quarter results and 2009 restatement, the appropriate application of new SEC accounting rules and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

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